                                   EXHIBIT 99
                                   ----------





January 20, 1998



Dear Shareholders:

         The enclosed press release announces that Allen Telecom Inc. has adopted a new share purchase rights plan to replace the Company's existing rights plan, which expires on January 20, 1998.

         A summary of the share purchase rights plan (which explains the terms and nature of the rights) is enclosed. Shareholders are urged to review the summary carefully and retain it with their permanent records.

Sincerely,



Robert G. Paul
President and
  Chief Executive Officer

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                      ALLEN TELECOM INC. ADOPTS REPLACEMENT
                      -------------------------------------
                           SHARE PURCHASE RIGHTS PLAN
                           --------------------------


         Beachwood, Ohio, January 5, 1998 - Allen Telecom Inc. (NYSE:ALN) ("Allen Telecom") announced today that its Board of Directors has adopted a replacement share purchase rights plan that provides for rights to be issued to stockholders of record on January 20, 1998. The new rights plan replaces Allen Telecom's existing rights plan, which expires on that date.

         According to Robert G. Paul, President and Chief Executive Officer, "This action was not taken in response to any pending takeover or proposed change in control of the Company. Like the Company's existing rights plan, the new rights plan is intended to protect the Company and its stockholders from potentially coercive takeover practices or takeover bids which are inconsistent with the interests of the Company and its stockholders. Share purchase rights plans have become common in major American companies and are a well-accepted approach to ensuring that all stockholders receive a fair price and are treated equally in the event of a takeover."

         Under the plan, the rights will initially trade together with Allen Telecom common stock and will not be exercisable. In the absence of further action by Allen Telecom's Board of Directors, the rights generally will become exercisable and allow the holder to acquire Allen Telecom common stock at a discounted price if a person or group acquires 20 percent or more of the outstanding shares of Allen Telecom common stock. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

         The plan also includes an exchange option. In general, after the rights become exercisable, in certain circumstances the Board of Directors may, at its option and without requiring any payment, effect an exchange of part or all of the rights - other than rights that have become void - for shares of Allen Telecom common stock. Under this option, Allen Telecom would issue one share of common stock for each right, subject to adjustment in certain circumstances.

         Allen Telecom's Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire January 20, 2008, unless earlier redeemed, exchanged or amended by the Board of Directors.

         The issuance of the rights is not a taxable event, will not affect Allen Telecom's reported financial condition or results of operations (including earnings per share) and will not change the way in which Allen Telecom common stock is currently traded.

         Statements included in this news releases which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Allen Telecom's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q contain certain detailed factors that could cause Allen Telecom's actual results to materially differ from forward-looking statements made by Allen Telecom, including, among others, the costs and timetable for new product development, the uncertain level of purchases by current and prospective customers of Allen Telecom's products and services and the impact of competitive products and pricing.

         Allen Telecom Inc. is a leading supplier to the worldwide two-way wireless communications marketplace of systems expansion products, site management products and antennas and provides frequency planning, system engineering services and software design programs to current and emerging wireless markets.

For further information contact:                    Robert A. Youdelman
                                                    216/765-5820
                                                    http://www.allentelecom.com
                                                    ---------------------------

                  SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK

         The Board of Directors (the "Board") of Allen Telecom Inc. (the "Company") has declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock, par value $1.00 per share (the "Common Shares"), of the Company. The distribution is payable on January 20, 1998 (the "Record Date") to the stockholders of record as of the close of business on the Record Date. Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock, without par value (the "Preferred Shares"), of the Company at a price (the "Purchase Price") of $100.00 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 20, 1998 (the "Rights Agreement"), between the Company and Harris Trust Company of New York, as Rights Agent (the "Rights Agent").

         Under the Rights Agreement, the Rights will be evidenced by the certificates evidencing Common Shares until the earlier (the "Distribution Date") of: (i) the close of business on the first date (the "Share Acquisition Date") of public announcement that a person (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates), together with its affiliates and associates, has acquired beneficial ownership of 20% or more of the outstanding Common Shares (any such person being hereinafter called an "Acquiring Person") or (ii) the close of business on the tenth business day (or such later date as may be specified by the Board) following the commencement of a tender offer or exchange offer by a person (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Shares.

         The Rights Agreement provides that, until the Distribution Date, the Rights may be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), any certificate evidencing Common Shares of the Company issued upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Shares will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on the tenth anniversary of the Record Date (the "Final Expiration Date") unless earlier redeemed, exchanged or amended by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

         The Purchase Price payable, and the number of the Preferred Shares or other securities issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of Preferred Shares of certain rights or warrants to subscribe for or purchase the Preferred Shares at a price, or securities convertible into the Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in the Preferred Shares) or subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of the Preferred Shares issuable upon exercise of each Right will be subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or a subdivision, combination or reclassification of Common Shares occurring, in any such case, prior to the Distribution Date.

         The Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled, in connection with the declaration of a dividend on the Common Shares, to a preferential dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the related dividend declared per Common Share. Subject to customary anti-dilution provisions, in the event of liquidation, the holders of Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per Common Share. Because of the nature of the Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of a Right should approximate the value of one Common Share.

         Rights will be exercisable to purchase Preferred Shares only after the Distribution Date occurs and prior to the occurrence of a Flip-in Event as described below. A Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the second paragraph of this summary could precede the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase Preferred Shares. A Distribution Date resulting from any occurrence described in clause (i) of the second paragraph of this summary would necessarily follow the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase Common Shares or other securities as described below.

         Under the Rights Agreement, in the event (a "Flip-in Event") that any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding Common Shares, then proper provision will be made so that from and after the Share Acquisition Date each holder of a Right, other than Rights that are or were owned beneficially by an Acquiring Person (which, from and after the date of a Flip-in Event, will be void), will have the right to receive, upon exercise thereof at the then-current exercise price of the Right, that number of Common Shares (or, under certain circumstances, an economically equivalent security or securities of the Company) that on the Share Acquisition Date have a market value of two times the exercise price of the Right.

         In the event (a "Flip-over Event") that, at any time after a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Shares are changed or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company's assets or earning power, including securities creating obligations of the Company, are sold, in each case as described in the Rights Agreement, then, in each such case, proper provision will be made so that from and after the later of the Share Acquisition Date and the date of the occurrence of such Flip-over Event each holder of a Right, other than Rights which have become void, will have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such Flip-over Event have a market value of two times the exercise price of the Right.

         From and after the Share Acquisition Date, Rights (other than any Rights that have become void) will be exercisable as described above, upon payment of the aggregate exercise price in cash. In addition, at any time after the Share Acquisition Date and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Company may exchange the Rights (other than any rights that have become void), in whole or in part, without requiring payment, at an exchange ratio of one Common Share per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company will not be required to issue fractional Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional Common Shares or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Rights Agreement.

         The Company may, at its option, redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"), at any time prior to the close of business on the Share Acquisition Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The Rights Agreement may be amended by the Company without the approval of any holders of Right Certificates, including amendments that increase or decrease the Purchase Price, that add other events requiring adjustment to the Purchase Price payable and the number of the Preferred Shares or other securities issuable upon the exercise of the Rights or that modify procedures relating to the redemption of the Rights, except that no amendment may be made that decreases the stated Redemption Price to an amount less than $.01 per Right.

         The Board will have the exclusive power and authority to administer the Rights Agreement and to exercise all rights and powers specifically granted to the Board or to the Company therein, or as may be necessary or advisable in the administration of the Rights Agreement, including without limitation the right and power to interpret the provisions of the Rights Agreement and to make all determinations deemed necessary or advisable for the administration of the Rights Agreement (including any determination to redeem or not redeem the Rights or to amend or not amend the Rights Agreement). All such actions, calculations, interpretations and determinations (including any omission with respect to any of the foregoing) which are done or made by the Board in good faith will be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and will not subject the Board to any liability to any person, including without limitation the Rights Agent and the holders of the Rights.

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company.

         This summary description of the Rights is as of the Record Date, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by this reference.